EXHIBIT 2.1

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (“Agreement”) is made as of October 20, 2006 (the “Closing”), by and between Network CN Inc., a Delaware corporation (the “Company”), and Lee Wing On Samuel (the “Investor”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S promulgated thereunder (“Regulation S”), the Company desires to issue and sell to the Investor, and Investor desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Investor agree as follows:

1.	Purchase and Sale of Stock.

	1.1.	Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing One million and Three Hundred Thousand (1,300,000) shares (“Shares”) of the Company's common stock (the “Common Stock”).

	1.2.	Purchase Price. The aggregate purchase price to be paid by Investor for the Shares (the “Purchase Price”) shall be US$0.85 per Shares for an aggregate sum of One Million One Hundred and Five Thousand U.S. Dollars (US$1,105,000.00) to be delivered within three (3) business days of the execution of this Agreement in cash or by cashier's or certified check or checks in immediately available funds or by wire transfer per the Company's instructions provided on Exhibit A hereto.

	1.3.	Delivery. Within ten (10) business days of the Closing, the Company will deliver to the Investor a certificate or certificates, registered in Investor's name, representing the Shares purchased by Investor hereunder, against payment of the purchase price therefor.

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as follows:

	2.1.	Organization and Standing; Articles and By-Laws; The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

	2.2.	Capitalization The authorized capital stock of the Company consists of 105,000,000 shares of Capital Stock, of which 100,000,000 are common stock and 5,000,000 are preferred stock. As of September 30, 2006 (the most recent record date of the Company), 61,242,718 shares of Common Stock are issued and outstanding and zero (0) shares of preferred are issued and outstanding. No capital stock of the Company has been authorized or issued since the most recent record date. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding securities were issued in compliance with applicable federal or state securities laws.

	2.3.	Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of all of the Company's obligations hereunder has been taken or will be taken on or before October 31, 2006. If board approval for the financing is not received on or before October 31, 2006, this Agreement shall forthwith terminate and cease to have any further force and effect and neither party shall have any further obligation to the other. This Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms. The Shares, when issued by the Company in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and free of any liens or encumbrances, other than any liens and encumbrances created by or imposed upon the holders thereof through no action of the Company; provided however, the Shares are subject to certain restrictions on transfer under this Agreement and under applicable state and federal securities laws.

	2.4.	Private Sale. Subject in part to the truth and accuracy of the Investor’s representations and warranties set forth in Section 3 below, the offer and sale of the Shares are exempt from the registration requirements of Section 5 of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereinafter that would cause the loss of such exemption.

	2.5.	Delivery of SEC Filings. The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (the “10-KSB”) and all other reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the filing of the 10-KSB and prior to the date hereof (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the Exchange Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

	2.6.	When issued pursuant to the terms of this Agreement, and subject to the accuracy of the Investors’ representations and warranties herein, the issuance of the Shares by the Company will not require registration or qualification with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.

3.	Representations and Warranties of the Investor. The Investor hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the Closing of this Agreement) that:

	3.1.	Binding Obligation. This Agreement, when executed and delivered by the Investor, shall constitute a valid and binding obligation of the Investor, enforceable in accordance with its terms. The entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to the Investor or of any agreement, written or oral, to which the Investor may be a party or by which the Investor is or may be bound. The sale of the Share to the Investor as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction of residence of the Investor.

	3.2.	No Registration. The Investor acknowledges and agrees that the Shares will be offered and sold to the Investor without such offer and sale being registered under the Securities Act, or under any state securities or "blue sky" laws of any state of the U.S., and will be issued to the Investor in an offshore transaction outside of the United States in accordance with a safe harbour from the registration requirements of the Securities Act provided by Regulation S. As such, the Investor further acknowledges and agrees that the Shares will, upon issuance, be “restricted securities” within the meaning of the Securities Act. The Investor understands that the Shares may not be offered or sold in the U.S. or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case in accordance with applicable state and federal securities laws.. Neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares.

The statutory and regulatory basis for the exemption claimed for the offer of the Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state and federal securities laws

3.3.	Investor Not a U.S. Person. The Investor is not a U.S. Person (as defined in Regulation S under the Securities Act). The Investor is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person.

3.4.	Purchase Entirely for Own Account. The Investor understands that the Company is making this Agreement with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Investor is outside the United States when receiving and executing this Agreement and is acquiring the Shares as principal for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

3.5.	Investment Experience. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

3.6.	No Directed Selling Efforts. The Investor acknowledges that the Investor has not acquired the Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the Securities Act) in the U.S. in respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the U.S. for the resale of the Shares; provided, however, that the Investor may sell or otherwise dispose of the Shares pursuant to registration of the Shares pursuant to the Securities Act and any applicable state and federal securities laws or under an exemption from such registration requirements and as otherwise provided herein.

3.7.	No General Solicitation. The Investor is not aware of any advertisement of any of the Shares and is not acquiring the Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.8.	Disclosure of Information. The decision to execute this Agreement and acquire the Shares hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, and such decision is based entirely upon a review of information (the receipt of which is hereby acknowledged) which has been filed by the Company with the Securities and Exchange Commission (the "SEC"). The Investor and the Investor's advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Company in connection with the distribution of the Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company. The Investor acknowledges that it has had access to all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Notwithstanding the Company’s representations set forth in Section 2.2 above, the Investor acknowledges that the Company is (1) concurrently negotiating with other prospective investors for the purchase and sale of additional shares of Common Stock and (2) preparing an Employee Compensation Plan pursuant to which the Company may issue additional shares of Common Stock.

3.9.	U.S. Civil Remedies. The Investor is acquiring the Shares pursuant to an exemption from the registration and prospectus requirements of applicable securities legislation in all jurisdictions relevant to this subscription, and, as a consequence, the Investor will not be entitled to use most of the civil remedies available under applicable securities legislation and the Investor will not receive information that would otherwise be required to be provided to the Investor pursuant to applicable securities legislation.

3.10.	No Other Representations. No person has made to the Investor any written or oral representations:

	3.10.1.	that any person will resell or repurchase any of the Shares;

	3.10.2.	that any person will refund the purchase price of any of the Shares;

	3.10.3.	as to the future price or value of any of the Shares; or

	3.10.4.	that any of the Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Shares of the Company on any stock exchange or automated dealer quotation system.

	3.10.5.	No Registration Rights. Except as provided in this Agreement, the Investor acknowledges that the Company has not undertaken, and will have no obligation, to register any of the Shares under the Securities Act.

3.11.	Indemnification. The Investor will indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents and advisors, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Investor contained herein or in any document furnished by the Investor to the Company in connection herewith being untrue in any material respect or any breach or failure by the Investor to comply with any covenant or agreement made by the Investor to the Company in connection herewith.

3.12.	OTC Bulletin Board. None of the Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to the Investor that any of the Shares will become listed on any stock exchange or automated dealer quotation system, except that currently market makers make a market for the Company's common shares on the NASD's OTC Bulletin Board.

3.13.	Investor’s Advisors. The Investor has been advised to consult the Investor's own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with:

	3.13.1.	any applicable laws of the jurisdiction in which the Investor is resident in connection with the distribution of the Shares hereunder, and

	3.13.2.	applicable resale restrictions; and

	3.13.3.	this Agreement is not enforceable by the Investor unless it has been accepted by the Company, and the Investor acknowledges and agrees that the Company reserves the right to reject any subscription for any reason

3.14.	Legends. The Investor acknowledges and agrees that all certificates representing the Shares will be endorsed with the following legend, or such similar legend as deemed advisable by legal counsel for the Purchaser, to ensure compliance with Regulation S and to reflect the status of the Shares as restricted securities:

	3.14.1.	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

		3.14.2.	Any legend required by the laws of any State, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

	3.15.	Prohibited Transactions. During the last thirty (30) days prior to the date hereof, neither Investor nor any Affiliate of Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to Investor’s investments or trading or information concerning Investor’s investments, including in respect of the Shares, or (z) is subject to Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares or sold any Common Stock (each, a “Prohibited Transaction”). “Affiliate” shall mean any other individual, enterprise, association, organization or other entity, or any governmental, self-regulatory or quasi-governmental authority of any nature, directly or indirectly, controlling, controlled by or under common control with the Investor. At no time prior to the termination of this Agreement, shall Investor or its Trading Affiliates engage, directly or indirectly, in a Prohibited Transaction.

4.	Miscellaneous.

	4.1.	Survival of Warranties. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

	4.2.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares sold hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

	4.3.	Governing Law; Venue. This Agreement is being delivered and shall be construed and enforced in accordance with and governed by the laws of California applicable to contracts which are wholly executed, written and performed within California. By execution and delivery of this Agreement, the parties agree and accept that any legal action or proceeding brought with respect to this Agreement shall be brought in the court of appropriate jurisdiction in and for the County of San Francisco, State of California, and the parties expressly waive any objection to personal jurisdiction, venue or forum non conveniens.

4.4.	Counterparts. his Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6.	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or on three (3) days after the date of deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the Company at the above address or to the Investor at the address indicated on the signature page hereof, or at such other address as the Investor may designate by written notice to the Company.

4.7.	Litigation. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8.	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the waiving party. Any amendment or waiver affected in accordance with this paragraph shall be binding upon each holder of any Common Stock purchased under this Agreement at the time outstanding, each future holder of all such Common Stock, and the Company.

4.9.	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.10.	Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings by and between the Investor and the Company.

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement dated October 20, 2006

“COMPANY”

Network CN Inc.,
a Delaware corporation

By: /s/ Godfrey Chin Tong Hui
Godfrey Chin Tong Hui, CEO

THE UNDERSIGNED PURCHASER UNDERSTANDS THAT AN INVESTMENT IN THE STOCK OF THE COMPANY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. PURCHASER UNDERSTANDS AND HAS CAREFULLY CONSIDERED THE RISKS INVOLVED IN AN INVESTMENT IN THE STOCK OF THE COMPANY, AND CAN WITHSTAND THE TOTAL LOSS OF THE INVESTMENT.

“INVESTOR”

_/s/ Lee Wing On Samuel___
Lee Wing On Samuel
Shop OT 286, Level 2, Ocean Terminal
Harbour City, Hong Kong